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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  FORM 15/A

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                                                  Commission File Number 0-20998

                Kelley Partners 1992 Development Drilling Program
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             (Exact name of registrant as specified in its charter)

       1001 McKinney St., Suite 900, Houston, Texas 77002, (713) 652-5200
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                 Units of Limited and General Partner Interest
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [ ]            Rule 12h-3(b)(1)(ii) [x]
               Rule 12g-4(a)(1)(ii) [x]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 470

Pursuant to the requirements of the Securities Exchange Act of 1934, Kelley Partners 1994 Development Drilling Program has caused his certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: November 14, 2002                 By:  /s/ Rick G. Lester
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                                           Contour Energy E&P, LLC
                                           General Partner
                                           Rick G. Lester, Manager and
                                           Chief Financial Officer